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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                USG CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                     -------------------------------------------
                                     USG CORPORATION
[USG LOGO]                           -------------------------------------------
                                     125 South Franklin Street
                                     -------------------------------------------
                                     Chicago, IL 60606-4678
                                     -------------------------------------------
                                     312 606-4000
                                     -------------------------------------------

April 1, 2004

Dear Fellow Stockholder:

     You are cordially invited to attend the USG Corporation annual meeting of stockholders at 9:00 a.m. on Wednesday, May 12, 2004, in USG Corporation's third-floor Business Library at 125 South Franklin Street, Chicago, Illinois. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders at the meeting.

     It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares using the enclosed proxy form for registered stockholders or the proxy voting instruction form for stockholders who hold shares through a broker or other nominee, as soon as possible. If you vote by Internet or telephone, it is not necessary for you to return your proxy form or voting instruction form in the mail. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

     If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a USG stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your shareholdings, which will be used to gain entry to the meeting, is non-transferable.

     Please vote your shares promptly and join us at the meeting.

Sincerely,

/s/ William C. Foote
William C. Foote
Chairman of the Board

125 South Franklin Street         USG CORPORATION         Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The USG Corporation annual meeting of stockholders will be held in its headquarters in the third-floor Business Library, 125 South Franklin Street, Chicago, Illinois, 60606-4678, on Wednesday, May 12, 2004, at 9:00 a.m., Central Standard Time, for the following purposes:

     1. To elect three directors for a term of three years, pursuant to the Corporation's by-laws.

     2. To consider ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the year ending December 31, 2004.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement and must be introduced by a motion, which must be seconded, before it may be considered or before a vote on it may be taken.

     The Board of Directors has fixed the close of business on March 16, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

     A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each stockholder will be available for examination by any stockholder at the Corporation's office of the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois, 60606-4678, during ordinary business hours beginning April 30, 2004, and running throughout the course of the meeting.

                                         By order of the Board of Directors

                                         /s/ J. E. Schaal
                                         J. E. SCHAAL
                                         Corporate Secretary
April 1, 2004

                       PLEASE VOTE YOUR SHARES PROMPTLY!

                               VOTING YOUR SHARES

     The following subsections titled Registered Stockholders, Beneficial Stockholders, and USG Corporation Investment Plan Participants are intended to assist stockholders in voting their shares. Information about broker non-votes and abstentions, as well as proxy revocations and USG Corporation Investment Plan share units is located under the section titled PROXY STATEMENT AND PROXY below.

Registered Stockholders

     If your share holding is evidenced by a certificate or is through the direct stock purchase plan, you will receive a proxy voting form from Computershare Investor Services, the Corporation's common stock transfer agent and registrar, showing the number of shares you own, your address, and each of the items to be voted upon at this year's annual meeting. Please mark the voting portion of the proxy voting form, at each space provided, indicating how you would like your shares to be voted for each item presented and return the detachable voting portion to Computershare Investor Services using the envelope provided. Directions for voting by telephone or the Internet are located on the bottom portion of the proxy form. If you plan to attend the annual meeting, please mark that space on the proxy voting form and remember to bring the non-voting portion of the proxy voting form to the annual meeting to gain admission. Any questions you may have about your stock certificate or registered address may be directed to Computershare Investor Services at the address or phone number shown on the proxy voting form.

Beneficial Stockholders

     If you hold shares through a brokerage firm, bank, or other nominee, you will receive a voting instruction form from that institution showing the number of shares you own and each of the items to be voted upon at this year's annual meeting. Please mark the voting portion of the voting instruction form, at each space provided, indicating how you would like your shares to be voted for each item presented and return the detachable voting portion of the voting instruction form to ADP Investor Communications, or other institution, using the envelope provided. Instructions for voting by telephone or the Internet should be located on the voting instruction form. If you plan to attend the annual meeting, please mark that space on the voting instruction form and remember to bring the non-voting portion of the voting instruction form, or a current statement from your broker or nominee showing your USG stockholding, to the annual meeting to gain admission. Any questions you may have about your beneficial stockholdings or your address should be directed to your broker, bank, or nominee.

     If you have deposited your stock certificate with a broker, bank, or nominee and the name and address that appears on the certificate is yours, Computershare Investor Services will forward directly to you a proxy voting form for the voting of those shares consistent with the methods described above under the section titled Registered Stockholders.

USG Corporation Investment Plan Participants

     Share units allocated to Plan participants through the USG Corporation Investment Plan will be shown on a proxy voting form issued to Investment Plan participants by Computershare Investor Services, the Investment Plan proxy tabulator, in a manner consistent with the methods discussed under the section titled Registered Stockholders above.

                           PROXY STATEMENT AND PROXY

     This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Corporation's annual meeting of stockholders to be held on May 12, 2004, and any adjournment or postponement thereof. The notice of the annual meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement, together with the notice, proxy, and any accompanying materials, on or about April 1, 2004.

     The Board has selected the close of business on March 16, 2004 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share (the "Common Stock"), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. On the Record Date, the Corporation had outstanding 43,017,397 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote, and present in person or represented by proxy, is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes, i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners, with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for, or against, the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter. Stockholders whose shares are registered in their own name may vote by proxy through the mail, by telephone, or the Internet by following the instructions included in the proxy form provided. Stockholders whose shares are held in "street name" (i.e., through a broker or other nominee) may vote by proxy by following the instructions included with their voting instruction form.

     Any persons whose shares are held of record in their name may revoke their proxy at any time before it has been voted by (i) giving written notice of revocation to the Corporation's Corporate Secretary, (ii) submitting to the Corporation a valid proxy voting the same shares and bearing a later date, or
(iii) voting by ballot at the annual meeting. Any persons whose shares are held in "street name" must contact their broker or nominee to revoke a proxy.

     All proxies received (and not revoked), pursuant to this solicitation, will be voted by the individuals named in the proxy, except for matters where authority to vote is specifically withheld and except for matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given, and authority is not withheld, the individuals named in the proxy solicited by the Board intend to vote FOR the director nominees and FOR the ratification of the appointment of the independent public accountants as shown below.

     The Northern Trust Company, as trustee (the "Trustee") of the USG Corporation Investment Plan (the "Plan"), held of record 469,307 shares of Common Stock on the Record Date, or approximately 1.09% of all common shares outstanding. The Trustee, as of the Record Date, intends to vote Plan shares in accordance with instructions given by Plan participants. Plan shares not allocated, and Plan shares for which no instructions are received, will be voted by the Trustee proportionately to reflect the results indicated by participant directions in the same proportion as those shares for which instructions are received. The Trustee shall act as provided above, unless it is required to act otherwise by law. Plan participants may revoke previously submitted voting instructions by filing with the Plan proxy tabulator (Computershare Investor Services, Attn: Proxy Unit, 7600 South Grant Street, Burr Ridge, IL 60527) either a written notice of revocation or a properly completed and signed Trustee issued proxy form bearing a later date.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of the Record Date.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the beneficial ownership of Common Stock, with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on the Record Date. The information shown is based on the respective person's Schedule 13D or 13G as filed with the Securities and Exchange Commission.

NAME AND ADDRESS                                 AMOUNT OF
OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------                         --------------------    ----------------
Berkshire Hathaway Inc.(a)..............         6,500,000               15.11%
1440 Kiewit Plaza
Omaha, NE 68131

Gebr. Knauf Verwaltungsgellschaft
KG(b)...................................         4,300,878               10.00%
Am Bahnhof 7
97346 Iphofen
Germany

Fidelity Management and Research(c).....         2,167,600                5.04%
One Federal Street
Boston, MA 02110

---------------
(a) Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway, Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, each has shared voting and dispositive power with respect to all such shares.

    Under the Corporation's stockholder rights plan, if an acquiring stockholder acquires 15% or more of the Corporation's outstanding common stock, the rights of other stockholders to buy additional shares of the Corporation at a 50% discount generally are activated. In this situation, however, Berkshire Hathaway, Inc.'s stockholder's ownership interest reached 15%, or more, as a result of the Corporation's reacquisition of outstanding shares in February 2002; however, the increase in percentage ownership resulting from reacquisition of performance-based restricted shares, which were not earned as a result of non-attainment of requisite performance criteria, do not activate the special purchase rights of the other stockholders. The acquiring stockholder generally may not thereafter acquire any additional shares without invoking these special rights.

(b) Gebr. Knauf Verwaltungsgellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all such shares.

(c) Fidelity Management and Research, a Delaware corporation, and a wholly-owned subsidiary of FMR Corp., with Edward C. Johnson 3d each has sole dispositive power while the Fidelity Funds Board of Trustees has sole voting power with respect to all such shares.

                             ELECTION OF DIRECTORS

     The Board currently is composed of 11 directors, divided into three classes, two having four members each, the other having three members. Each class is elected for a three-year term. One class of three directors will be elected at the annual meeting of stockholders on May 12, 2004. The remaining classes will be elected in 2005 and 2006, respectively.

     The three candidates nominated by the Board for election as directors at the annual meeting of stockholders on May 12, 2004, are identified below. If any of these director nominees should for any reason become unavailable prior to the meeting the Board, prior to the meeting, will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, or (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

     A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision that required a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director's 70th birthday has been waived, by resolution of the Board, in order to promote continuity during the Corporation's chapter 11 proceedings.

     Based upon the information submitted by each of its directors, and following the recommendation of the Governance Committee, the Board has made a determination that all of its directors except Mr. Foote are independent as that term is defined by the New York Stock Exchange listing standards. The standards for determining independence are those set forth in the Corporation's Corporate Governance Guidelines as well as those in the New York Stock Exchange listing standards.

     Information presented below for director nominees and directors continuing in office has been furnished to the Corporation by the director nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                IN 2004 FOR A THREE-YEAR TERM TO EXPIRE IN 2007

     LAWRENCE M. CRUTCHER, 61, Managing Director of Veronis Suhler Stevenson, investment bankers and private equity fund managers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Audit, Finance, Governance, and Corporate Affairs Committees.

     WILLIAM C. FOOTE, 53, Chairman, President and Chief Executive Officer. He joined the Corporation in January 1984. Mr. Foote is a director of Walgreen Co. and Kohler Co. He also serves as a director of Northwestern Memorial Hospital and as a trustee of the Museum of Science and Industry. He has been a director of the Corporation since March 1994, and chairs the Board's Executive Committee.

     JUDITH A. SPRIESER, 50, Chief Executive Officer of Transora, Inc., a site for the global consumer products industry. Ms. Sprieser was with Sara Lee Corporation, packaged food and consumer products and served as Executive Vice President and Chief Executive Officer of its foods and foodservice segments, Executive Vice President and Chief Financial Officer, and Senior Vice President and Chief Financial Officer. She also is a director of Transora, Inc., Kohl's Corporation, Allstate Insurance Company, and Reckitt-Benckiser plc, a British concern, and is a trustee of Northwestern University. Ms. Sprieser has been a director of the Corporation since February 1994, and is a member of the Board's Compensation and Organization, Finance, and Governance Committees and chairs its Audit Committee.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED
                                     ABOVE.

                   DIRECTOR TERMS OF OFFICE EXPIRING IN 2005

     ROBERT L. BARNETT, 63, Executive Vice President, Motorola Corporation; previously President, Commercial Governmental and Industrial Solutions Sector, Motorola Corporation; President, Land Mobile Products Sector, Motorola Corporation and Vice President and General Manager, iDEN Group, Motorola Corporation. He is a director of Johnson Controls, Inc. and Central Vermont Public Service Corporation, and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He also is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990, and is a member of the Board's Audit and Governance Committees and chairs its Corporate Affairs Committee.

     DAVID W. FOX, 72, retired Chairman and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a former director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a former Public Governor and past Chairman of the Chicago Stock Exchange, a director and past Chairman of

Northwestern Memorial Hospital, and a life trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. He also is a trustee of the Equitable Advisors Trust in New York. Mr. Fox has been a director of the Corporation since May 1987, and is a member of the Board's Executive, Finance, and Governance Committees and chairs its Compensation and Organization Committee.

     VALERIE B. JARRETT, 47, is a Managing Director and the Executive Vice President of The Habitat Company. Ms. Jarrett is Vice Chairman of the University of Chicago Hospitals Board of Trustees, the Executive Council of the Chicago Metropolis 2020 and the Local Initiative Support Corporation Advisory Board, and President of the Board of the Southeast Chicago Commission. She also is a director of The Chicago Stock Exchange, Harris Insight Funds, Navigant Consulting, Inc., The Joyce Foundation and the Chicagoland Chamber of Commerce. Ms. Jarrett is a Trustee of The University of Chicago, the Museum of Science and Industry, and Window to the World Communications, Inc. Ms. Jarrett has been a director of the Corporation since August 1998, and is a member of the Board's Compensation and Organization and Corporate Affairs Committees and chairs its Governance Committee.

     MARVIN E. LESSER, 62, Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, L.L.C., an investment advisor. Mr. Lesser is also a private consultant. He is a director of Pioneer Companies, Inc. and St. Moritz 2000 Fund, Ltd. Mr. Lesser has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance, and Governance Committees.

                   DIRECTOR TERMS OF OFFICE EXPIRING IN 2006

     KEITH A. BROWN, 52, President of Chimera Corporation, a private management holding company. He also is a director of Myers Industries, Inc. Mr. Brown has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance, Governance, and Corporate Affairs Committees.

     JAMES C. COTTING, 70, retired Chairman and Chief Executive Officer of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since 1987, and is a member of the Board's Executive, Corporate Affairs, and Governance Committees and chairs its Finance Committee.

     W. DOUGLAS FORD, 60, retired Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Executive Vice President of BP Amoco p.l.c. and its predecessor, Amoco Corporation. He is a director of UAL Corporation and Air Products, Inc. and is a Trustee of the University of Notre Dame. Mr. Ford was elected a director of the Corporation in November 1996, and is a member of the Board's Executive, Compensation and Organization, Governance, and Corporate Affairs Committees.

     JOHN B. SCHWEMM, 69, retired Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company, commercial and financial printing. He is a director of Walgreen Co. and William Blair Mutual Funds and is a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988, and is a member of the Board's Executive, Audit, Compensation and Organization, and Governance Committees.

                  BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

     The Board held six meetings during 2003, and the standing committees of the Board held an aggregate of 27 meetings during the year. Each director attended at least 75% of the aggregate number of meetings in 2003 of the Board and the Board committees on which he or she served.

     There are two executive sessions of the Board mandated by its Corporate Governance Guidelines, one in February (conducted by the Chair of the Compensation and Organization Committee) to consider the compensation of the Chief Executive Officer and a second in November (conducted by the Chair of the Governance Committee) to review the results of the Board's self-evaluation process. Other unscheduled sessions may be held from time to time at the request of one or more directors, and the presiding director at any such session is selected by the directors attending such session.

Committees of the Board of Directors

     The Board has an Executive Committee, consisting of William C. Foote, as Chairman, and James C. Cotting, W. Douglas Ford, David W. Fox and John B. Schwemm, which is authorized, to the extent permitted by law, to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The committee held no meetings in 2003. The other standing committees of the Board are the Audit, Compensation and Organization, Finance, Corporate Affairs, and Governance Committees.

     The Audit Committee has ongoing responsibilities to assist the Board in monitoring the integrity of the financial statements of the Corporation, the Corporation's compliance with financial reporting and related legal and statutory requirements, and the independence and performance of the Corporation's internal and external auditors and the other responsibilities set forth in the committee's written charter adopted by the Board. The committee selects and employs, on behalf of the Corporation, subject to ratification by the stockholders, a firm of independent public accountants to audit the Corporation's books and accounts for the applicable year, which firm is ultimately accountable to the committee and the Board. The committee's charter has been revised to comply with the Sarbanes-Oxley Act of 2002 and the Corporate Governance Listing Standards of the New York Stock Exchange. A copy of the revised Audit Committee charter is included as Annex A to this proxy statement. The committee members are Judith A. Sprieser, Chair, Robert L. Barnett, Keith A. Brown, Lawrence M. Crutcher, Marvin E. Lesser, and John B. Schwemm. Each of the members meets the independence requirements under the Sarbanes-Oxley Act and the listing standards of the New York Stock Exchange. The committee held seven meetings during 2003. The Board has determined that all members of the committee are "audit committee financial experts" as defined in the Sarbanes-Oxley Act of 2002 and related SEC regulations.

     The Finance Committee provides review and oversight of, and makes recommendations to, the Board on the Corporation's financing requirements and programs to obtain funds; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; dividend policy; and acquisitions, divestitures, and significant transactions affecting the

Corporation's capital structure and ownership. The committee reports periodically to the Board on the funding and investment performance of qualified retirement plans of the Corporation and its subsidiaries and authorizes necessary, or desirable, changes in actuarial assumptions for funding those retirement plans. The committee also considers such other matters as may periodically be referred to it by the Board. The committee members are James C. Cotting, Chair, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser, and Judith A. Sprieser. The committee held seven meetings during 2003.

     The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various constituencies whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy, including environmental compliance, employee safety and occupational health, equal employment opportunity, product safety, corporate contributions and the relationship of the Corporation to the communities in which it operates. The members of the committee are Robert L. Barnett, Chair, Keith A. Brown, James
C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, and Valerie B. Jarrett. The committee held three meetings during 2003.

     The Compensation and Organization Committee reviews and makes recommendations to the Board with respect to management organization, succession and development programs, and the election of Corporation officers. The committee reviews and approves or recommends for approval Corporation officers' salaries, incentive compensation, and bonus awards. The committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board under all stock option and restricted and deferred stock plans which the Corporation has adopted, or may adopt, and approves and reports to the Board changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the committee are David W. Fox, Chair, W. Douglas Ford, Valerie B. Jarrett, John B. Schwemm, and Judith A. Sprieser. The committee held five meetings during 2003.

     The Governance Committee makes recommendations to the Board concerning the size and composition of the Board and standing committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The committee also is responsible for evaluating Board performance and assessing the adequacy of, and the Board's compliance with, the Corporate Governance Guidelines and the Corporate Code of Business Conduct. The committee's charter has been amended recently as described elsewhere in this Proxy Statement. The Charter is available at the Corporation's website www.usg.com. The members of the committee are Valerie B. Jarrett, Chair, Robert
L. Barnett, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, David W. Fox, Marvin E. Lesser, John B. Schwemm, and Judith A. Sprieser, each of whom meets the independence requirements under the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. The committee's charter recently established a Nominating Subcommittee which is responsible for performing the nominating functions of the committee. The Subcommittee presently includes all of the committee members except Ms. Sprieser and Mr. Crutcher. The Chair of the Subcommittee currently is Ms. Jarrett. The committee held five meetings during 2003.

Stockholder Nominee Recommendations

     In the past, the Board committee responsible for director nominations was the Governance Committee, which is composed of all of the independent directors of the Corporation. Upon amendment of the Governance Committee charter earlier this year, director nominations became the responsibility of the Governance Committee's Nominating Subcommittee, which is comprised of members whose terms continue beyond the next annual meeting. Director nominees standing for election in 2004 were determined by the Governance Committee prior to its charter amendment and creation of the Nominating Subcommittee.

     The Nominating Subcommittee will consider director nominee recommendations from Corporation stockholders. Director nominee recommendations must be in writing and include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization of which that individual is a director. Director nominee recommendations should be sent to the Nominating Subcommittee, c/o the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, Illinois, 60606-4678. Recommendations may be submitted at any time, but will not be considered by the Nominating Subcommittee in connection with the annual meeting of a given year, unless received on or before a date in early December of the prior year. That date for the 2005 annual meeting of stockholders is described in Deadline for Stockholder Proposals later in this proxy statement.

     Although the Corporation has added no new directors since 1998, the process for reviewing and selecting a new nominee would involve seeking out candidates who would satisfy the standards set forth in the Corporate Governance Guidelines and in the Governance Committee Charter. Typically, the Corporation employs an executive search firm to assist it in identifying and recruiting new directors and the Nominating Subcommittee would expect to do so in the future to fill vacancies or add additional directors as the Board may determine. Any candidate would be expected to meet with a number of directors, including the Nominating Subcommittee Chair and subcommittee members, prior to any decision to nominate an individual for election to the Board.

     Stockholders may send communications to the Corporation's directors as a group or individually, c/o the Corporate Secretary at the address shown above. Stockholder communications will be reviewed by the Corporate Secretary for relevance to the business of the Corporation and then forwarded to the intended director(s). Stockholders may meet directors before or after the annual meeting which is held in conjunction with the second quarter Board meeting since all of the directors normally attend the annual meeting, as was the case in 2003. The Corporation's method for permitting communications by stockholders to directors may also be found at the Corporation's website www.usg.com.

General Corporate Governance Developments

     In its 2003 proxy statement the Corporation reported that it was in the process of preparing new governance documents to comply with the Sarbanes-Oxley Act of 2002 and the new corporate governance listing standards of the New York Stock Exchange. This project was completed during 2003, and the resulting documents -- a set of Corporate Governance Guidelines, new or revised charters for each of the standing committees of the Board, and a revised Code of Business Conduct -- are located at the Corporation's website www.usg.com. A printed copy of all these documents also is available upon written request from the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, IL 60606-4678. To conform to the requirements of the Sarbanes-Oxley Act of 2002, the Corporation has also adopted internal policies covering the use of its independent public accountants to perform audit and non-audit services and procedures for handling complaints concerning accounting and auditing matters. Copies of each of these policies are attached to this Proxy Statement as Annexes B and C.

     Since first adopting the charter for the Governance Committee, in response to suggestions made in the Board's self-evaluation process in 2003, the Board has amended this committee's charter (and the Corporation's by-laws) to expand the committee's membership to include all independent members of the Board regardless of the expiration dates of their terms as directors. The amendment further provides for a nominating subcommittee to be composed, at any point, of all those members whose terms as directors continue beyond the next annual meeting. The Nominating Subcommittee will perform the nomination functions of the Governance Committee and recommend to the Board individuals to be nominated for election by the stockholders at the annual meeting. The Nominating Subcommittee did not come into existence until after the nominations for the 2004 annual meeting had been effected, but the subcommittee will have such responsibilities for future annual meetings.

     As permitted by the listing standards of the New York Stock Exchange, the Board also adopted an amendment to the charter of the Compensation and Organization Committee to provide that the committee would be responsible for reviewing the compensation of the Chief Executive Officer and making recommendations on this matter to all of the independent members of the Board for their approval.

     The Corporation has received ratings from two third party corporate governance ratings services during 2003. Institutional Shareholder Service's
(ISS) Corporate Governance Quotient has given the Corporation an index rating of
96.6 and an industry rating of 94.9, and the Corporate Library has issued a Board Effectiveness Rating of "A." These ratings continued in effect to the date of this proxy statement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information known to the Corporation regarding beneficial ownership of the Corporation's Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (25 persons). Information in the table is derived from Securities and Exchange Commission filings made by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by the Corporation. The totals include shares the 25 persons have the right to acquire within 60 days of the Record Date through the exercise of stock options and restricted stock subject to risk of forfeiture. Any equivalent shares allocated to the accounts of the individuals identified in the Summary Compensation Table, and other executive officers under the USG Corporation Investment Plan, also are included.

                                   SHARES BENEFICIALLY      OPTION SHARES
                                    OWNED, EXCLUDING       EXERCISABLE NOW                  PERCENT
              NAME                    OPTIONS(A)(B)       OR WITHIN 60 DAYS      TOTAL      OF CLASS
              ----                 -------------------    -----------------    ---------    --------
Robert L. Barnett................          6,626                     0             6,626         *
Edward M. Bosowski...............         16,694                80,000            96,694         *
Keith A. Brown(c)................        139,823                     0           139,823         *
James C. Cotting.................          6,044                     0             6,044         *
Lawrence M. Crutcher(d)..........         13,332                     0            13,332         *
Stanley L. Ferguson..............         12,620                52,000            64,620         *
Richard H. Fleming...............         35,364               119,000           154,364         *
William C. Foote(e)..............         52,278               250,000           302,278         *
W. Douglas Ford..................          4,161                     0             4,161         *
David W. Fox.....................          8,278                     0             8,278         *
Valerie B. Jarrett...............          5,056                     0             5,056         *
Marvin E. Lesser.................          7,165                     0             7,165         *
James S. Matcalf.................         12,665                62,000            74,665         *
John B. Schwemm..................          6,663                     0             6,663         *
Judith A. Sprieser...............          5,225                     0             5,225         *
All directors and executive
  officers as a group (25
  persons), including those named
  above:.........................        372,410               860,500         1,232,891      2.87%

---------------
 *  Less than one-percent.

(a) No restricted stock was held by the Named Executives. As a group, all other executive officers held 6,000 shares of restricted stock.

(b) Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 3,040 units; Ms. Jarrett, 3,605 units; and Mr. Lesser, 4,334 units. See the section titled "Director Compensation" below for more information.

(c) Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

(d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children, in which shares Mr. Crutcher disclaims beneficial ownership.

(e) Includes 5,000 shares held by Mr. Foote's spouse, Kari H. Foote, and 400 shares held for the benefit of his minor children, in which shares Mr. Foote disclaims beneficial ownership.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the Securities and Exchange Commission filed ownership reports during 2003, the Corporation believes that all filing requirements were met during the year.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On June 25, 2001, the Corporation and 10 of its U.S. subsidiaries filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. As a result, all of the executive officers have been associated with a corporation that filed a petition under the general bankruptcy laws within the last five years.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following discussion has been prepared, based on the actual compensation paid and benefits provided by the Corporation during the periods indicated to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation (collectively, the "Named Executives") during 2003. This data is not necessarily indicative of the compensation and benefits that may be provided to the Named Executives in the future.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to, the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                                             -----------------------
                                                                             RESTRICTED   SECURITIES
                                                              OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
           NAME AND                     SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS/    COMPENSATION
      PRINCIPAL POSITION         YEAR     ($)      ($)(A)        ($)(B)        ($)(C)      SARS(#)        ($)(D)
      ------------------         ----   -------   ---------   ------------   ----------   ----------   ------------
William C. Foote,                2003   895,000   1,756,351      57,480          0               0         8,389
  Chairman, President and        2002   895,000   2,297,752      71,478          0               0        10,400
  Chief Executive Officer        2001   880,417     648,875      94,625          0          80,000         1,333
Richard H. Fleming,              2003   455,000     735,283           0          0               0         8,389
  Executive Vice President       2002   455,000     961,190           0          0               0        10,116
  and Chief Financial Officer    2001   431,250     284,375           0          0          40,000         1,333
Edward M. Bosowski,              2003   380,000     614,083           0          0               0         8,152
  Executive Vice President,      2002   380,000     802,753      51,357          0               0        10,163
  Corporate Strategy and         2001   370,626     237,500      99,250          0          40,000         1,333
  Marketing; President, USG
  International
James S. Metcalf,                2003   376,670     601,583      74,626          0               0         8,164
  Executive Vice President;      2002   352,500     732,375           0          0               0        10,203
  President, Building Systems    2001   297,293     196,875      61,771          0          40,000         1,333
Stanley L. Ferguson,             2003   351,667     561,183      82,238          0               0         8,389
  Executive Vice President       2002   335,000     707,690           0          0               0        10,191
  and General Counsel            2001   311,250     209,375           0          0          25,000         1,333

---------------
(a) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program in 2002 and 2003 and payments under the Key Employee Retention Plan (as discussed below) in 2001, 2002, and 2003. The Named Executives received no payments under the Annual Management Incentive Program in 2001.

(b) Mr. Foote's other annual compensation included $34,250 for club fees and dues in 2001; Mr. Bosowski's included $16,116 for supplemental insurance and $14,448 in automobile allowance in 2002 and $54,113 in club fees and dues in 2001; Mr. Metcalf's included a $40,000 initiation fee in 2003 and $33,300 for club fees and dues in 2001; and Mr. Ferguson's included $39,883 of imputed income due to a trip award in 2003. No other Named Executive had perquisites and other personal benefits aggregating the lower of $50,000 or 10% of salary and bonus for 2003, 2002 or 2001.

(c) There were no performance-based or time-vested restricted stock awards to any Named Executives during 2003. The aggregate restricted stock holdings of each of the Named Executives as of the close of business on December 31, 2003, and the value of such holdings on such date are presented in the table below. Restricted stock is eligible for any dividend paid on shares of Common Stock; however, there have been no dividends paid on the Corporation's Common Stock since before the filing of its chapter 11 cases in 2001, and there is no expectation that any will be paid while the cases are pending.

                                 SHARES OF                                                                 SHARES OF
                             RESTRICTED STOCK                                                              RESTRICTED
                                  HELD ON         RESTRICTED STOCK     VALUE ON         VALUE ON         STOCK HELD ON
          NAME               DECEMBER 31, 2003       GRANT DATE       GRANT DATE    DECEMBER 31, 2003    MARCH 16, 2004
          ----               -----------------    ----------------    ----------    -----------------    --------------
William C. Foote                       0                     0                0                0               0
Richard H. Fleming                 5,000              02/11/98         $272,800          $82,850               0
Edward M. Bosowski                 5,000              02/10/99         $274,400          $82,850               0
James S. Metcalf                   5,000              02/10/99         $274,400          $82,850               0
Stanley L. Ferguson                    0                     0                0                0               0

     Restricted shares granted to Mr. Fleming in 1998 became free of restrictions on February 10, 2004, and restricted shares granted to Messrs. Bosowski and Metcalf in 1999 became free of restrictions on February 9, 2004.
---------------
(d) All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No SARs or stock options were granted in 2003.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                           OPTION/SAR VALUES (A) (B)

                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                            NUMBER OF                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                              SHARES                        OPTIONS/SARS AT              OPTIONS/SARS AT FISCAL
                            UNDERLYING                      FISCAL YEAR-END                     YEAR-END
                             OPTIONS       VALUE      ----------------------------    ----------------------------
                            EXERCISED     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          NAME                 (#)          ($)           (#)             (#)             ($)             ($)
          ----              ----------    --------    -----------    -------------    -----------    -------------
William C. Foote........        0            0          275,000            0               0               0
Richard H. Fleming......        0            0          139,000            0               0               0
Edward M. Bosowski......        0            0          103,500            0               0               0
James S. Metcalf........        0            0           67,000            0               0               0
Stanley L. Ferguson.....        0            0           52,000            0               0               0

---------------
(a) No SARs were outstanding and no stock options were exercised.

(b) No unexercised stock options/SARs were in-the-money at fiscal year-end.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     No awards were made in 2003.

Employment Agreements

     The Employment Agreements and Termination Compensation Agreements described below are executory contracts (i.e., contracts that remain to be performed by each party to the contract) under the Bankruptcy Code and are subject to assumption or rejection only with approval of the bankruptcy court. As of the date of this proxy statement, no motion has been filed seeking either to assume or reject these agreements.

     In order to assure continued availability of services of the Named Executives, the Corporation has entered into employment agreements (the "Employment Agreements") with each of the Named Executives that have terms expiring on December 31, 2004. The Employment Agreements include an automatic renewal feature that renews the Employment Agreements for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term.

     The Employment Agreements provide for minimum annual salaries at the current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board. The Employment Agreements require that each Named Executive devote full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause or constructively discharged by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. The Corporation is obligated to reimburse a Named Executive for all reasonable legal fees incurred in order to enforce an Employment Agreement for a right or benefit wrongfully denied by the Corporation. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named Executive's beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each Named Executive has undertaken, during the term of such Employment Agreement and for a period of 18 months thereafter, not to (i) participate, directly or indirectly, in any enterprise that competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States, or (ii) interfere in any way with the relationship between the Corporation and any of its employees or any person or entity doing business with it. Each Named Executive has also agreed to never use for personal benefit, or the benefit of others, or disclose to others any of the Corporation's confidential information except as required by the performance of duties under an Employment Agreement.

Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements (the "Termination Compensation Agreements") with the Named Executives that have terms expiring on December 31, 2004, with an automatic renewal feature which renews the Termination Compensation Agreements for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term. A Named Executive's agreement terminates upon retirement.

     The Termination Compensation Agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Identified circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. Under the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events, (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation, and (iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay, and (ii) the full-year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes. In the event a lump sum payment would constitute a "parachute payment" under the Internal Revenue Code, it may be decreased by the smallest amount that would eliminate the parachute payment unless the decrease would be 10% or more of the payment, in which case it shall not be decreased but rather increased by a gross-up amount to provide for applicable federal excise taxes related to such payment. The Corporation is required to maintain in full force and effect until the earlier of (i) three years after the date of any termination that gives rise to benefits under any of the agreements, and (ii) commencement by the Named Executive of full-time employment with a new employer, all employee welfare plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See the section titled "Retirement Plans" below. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of total benefit service.

     The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination that gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under the agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment other than for "good reason."

     Immediately upon any change in control, the Corporation will establish a so-called "rabbi trust" to provide a source of payment for benefits payable under the agreements and will immediately thereafter deposit with the trustee under the trust an amount reasonably estimated to be potentially payable under all such agreements. In the event that the assets of the trust prove insufficient to provide for benefits payable under the agreements, the shortfall would be paid directly by the Corporation from its general assets.

Chapter 11 Related Compensation Plans

     On September 20, 2001, the United States Bankruptcy Court for the District of Delaware approved the Corporation's request for authority to implement (i) a key employee retention plan (the "Key Employee Retention Plan"), and (ii) a severance plan for senior executives (the "Senior Executive Severance Plan"). These two plans are designed to provide key employees, including the Named Executives, with competitive financial incentives to remain in their current positions with the Corporation or its subsidiaries through the conclusion of the chapter 11 cases and to assume the additional administrative and operational burdens imposed by the chapter 11 cases.

Key Employee Retention Plan

     The Key Employee Retention Plan entitles eligible employees to a cash payment equal to a specified percentage of their annual base salary payable in semi-annual installments in return for continued employment with the Corporation or its subsidiaries. To be eligible for a retention payment, a participant must be an employee in good standing on the last day of the semi-annual period. The retention payment percentages range from 30% to 170% on an annual basis. For certain participants, a portion of the awards become payable only if the participant remains employed in good standing as of June 30, 2004 (the "Termination Date").

     The Court has granted authority to implement the plan for a period of up to three years from the date of filing of the chapter 11 cases through and including the earlier of (a) emergence from bankruptcy, or (b) the Termination Date. The Key Employee Retention Plan covers approximately 210 employees, including the Named Executives.

Senior Executive Severance Plan.

     The Senior Executive Severance Plan establishes severance benefits for participants in the event of involuntary termination, without cause, on or prior to December 31, 2004.

     The Senior Executive Severance Plan, which establishes severance benefits for approximately 16 senior executives, including the Named Executives, provides that senior executives who suffer an employment loss may elect one of two options: (a) the Corporation provides the senior executive with base salary and par incentive under the annual management incentive program, continuing welfare benefits and certain stock option benefits for 24 months, or (b) the Corporation, within 30 days of receipt of a signed general release, pays the senior executive a lump sum calculated as follows: (i) a lump sum payment to the executive in an amount equal to one and one-half weeks of base salary for each full year of continuous service with the Corporation or its subsidiaries, subject to a minimum of two months salary, plus (ii) two weeks base salary at the rate in effect immediately prior to such termination date for each full $15,000 of annualized salary at the same rate, plus (iii) a lump sum cash payment equal to the cost of continuation of medical, vision and dental benefits.

     Senior executives eligible to receive benefits under the Senior Executive Severance Plan are not eligible to receive benefits under any other severance plan, employment agreement or termination compensation agreement.

Retirement Plans

     The following table shows the annual pension benefits, on a straight-life annuity basis, for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Retirement Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the 15 years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

           COVERED
        COMPENSATION                20             25              30               35
        ------------             --------       --------       ----------       ----------
$  600,000...................    $192,000       $240,000       $  288,000       $  336,000
   900,000...................     288,000        360,000          432,000          504,000
 1,200,000...................     384,000        480,000          576,000          672,000
 1,500,000...................     480,000        600,000          720,000          840,000
 1,800,000...................     576,000        720,000          864,000        1,008,000
 2,100,000...................     672,000        840,000        1,008,000        1,176,000
 2,400,000...................     768,000        960,000        1,152,000        1,344,000

     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 2003, were as follows: Mr. Foote, 20; Mr. Fleming, 30; Mr. Bosowski, 27; Mr. Metcalf, 23 and Mr. Ferguson 16. Covered compensation under the Retirement Plan includes salary, Key Employee Retention Plan payments and cash incentive compensation for the year in which payments are made as set forth in the Summary Compensation Table above.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has authorized establishment by certain individuals, including three of the Named Executives, of grantor trusts owned by such individuals to hold accrued benefits under the supplemental plan as a means of assuring the security of such benefits.

Director Compensation

     Directors who are not employees of the Corporation currently are entitled to receive a retainer of $12,000 per quarter plus a fee of $1,600 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attending meetings. A non-employee director chairing a committee is entitled to receive an additional retainer of $1,600 per quarter for each such chair. Directors may elect to receive some, or all, of the retainers, as well as meeting fees and chair retainers, in cash or in the form of deferred stock units which increase or decrease in value in direct relation to the market value of shares of Common Stock are paid in cash upon termination of Board service ("Deferred Stock Units"). Additional compensation to individual directors for assisting management in planning or preparing for Board and committee meetings or other Board-related projects at a rate commensurate with the meeting fees may be paid to non-employee directors. Non-employee directors also receive an annual grant of 500 shares of common stock (prorated in the event of less than one year's service) on July 1 each year. Directors may elect to defer the annual grant into Deferred Stock Units. No director of the Corporation has received compensation for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board, which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation programs. The charter of the Compensation and Organization Committee may be found at www.usg.com.

     The Corporation's executive compensation strategy has been designed to reward executives that lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are designed to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with those of its stockholders. This philosophy encompasses the following guiding principles:

          1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's operating and financial performance.

          2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

          3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.

          4. With the Corporation's filing of its chapter 11 cases, the element of employee retention has become a paramount consideration in the compensation strategy of the Corporation and the Key Employee Retention Plan has replaced the long-term equity program.

     The components of the Corporation's executive compensation program have in general comprised base salary, annual incentive cash awards, and a long-term equity program. With the filing of the chapter 11 cases, the Corporation has added the Key Employee Retention Plan to replace the long-term equity program as a compensation device during chapter 11 and to assure retention of management over the longer term. Upon expiration of the Key Employee Retention Plan, the committee expects to propose a new long-term compensation plan.

     Except for corporate officers, salary band ranges are established each year. The amount and timing of individual salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, and the annual salary budget allotment.

     The Corporation uses market rates as a guide in determining the compensation levels for its officer positions. Key elements in this approach include:

     - a market pricing analysis for each officer position is prepared by Hewitt Associates. This process utilizes a custom peer group of 27 companies that are similar in size and/or industry to the

Corporation. The Corporation positions are compared to the average compensation levels of similar positions in this peer group to determine external competitiveness.

     - A market rate for salary, incentive target opportunity and long term incentive opportunity is established by the Corporation for each assignment which is at, below, or slightly above the market comparison based upon relevant USG considerations (i.e., each officer position's impact, size, scope, or dimensions). Most of the Corporation's market rates fall within the range of 95% to 105% of the market comparison.

     - Consideration of individual pay factors, such as experience, performance and time in position may warrant paying above or below the Corporation's market rate.

     - Total compensation opportunity for salary, annual incentive and long-term value is targeted at the 50th percentile of the average of the custom peer group of companies.

Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program. Approximately 280 officers and managers with position values above a specified threshold were eligible to participate in the program in 2003. Fifty percent of the participant's award is based on strategic focus targets and 50% of the award is based on corporate net earnings. A percentage of earnings fund a pool from which awards are paid. As earnings increase, the percent of earnings allocated to the pool decreases. Participants receive a share of earnings proportionate to their par award. The Committee reviews strategic focus targets and corporate earnings attainments and awards are approved by the committee following certification of goal attainment.

Long-Term Equity Program

     As a method of providing enhanced retention value for the long-term equity program and before development of the Key Employee Retention Plan for this purpose, the Corporation has in the past made restricted stock grants to select managers and executives for retention and motivational purposes during the succeeding several years; however, no time-vested or performance based restricted shares or non-qualified stock options were granted to any executive or senior manager in 2003.

Key Employee Retention Plan

     Due to the impact of the Corporation's filing of the chapter 11 cases, the benefits of the long-term equity program cannot be realized at present nor for the foreseeable future. Therefore, the Corporation adopted the Key Employee Retention Plan in 2001 to achieve the primary goal of preservation and enhancement of enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. The Key Employee Retention Plan is comparable to plans adopted in other pending chapter 11 cases involving other building materials companies. As approved by the bankruptcy court, the Key Employee Retention Plan will be in place for up to three years from the date of filing of the chapter 11 cases through the earlier of emergence from chapter 11 or June 30, 2004. The Key Employee Retention Plan covers approximately 210 employees, including the Named Executives.

Limitations on Compensation Deductibility

     The primary objective of the Corporation's compensation programs is to maximize the value of its businesses by encouraging and rewarding superior operating performance. The Committee has reviewed the effect on the Corporation's executive compensation programs of certain provisions of the Internal Revenue Code. These provisions limit the deductibility of compensation in excess of $1 million that is not deemed performance-based paid in any year to its Chief Executive Officer and four other most highly compensated executive officers for such year. Regular salaries, Key Employee Retention Plan payments, time-vested restricted stock awards, and annual incentive cash awards earned by the Named Executives do not qualify as performance-based under the applicable provisions of the Internal Revenue Code. Compensation to the Named Executives in connection with exercises of stock options or shares earned under any award of performance-based stock would meet the requirements for deductibility under the Internal Revenue Code.

                THE CHIEF EXECUTIVE OFFICER'S 2003 COMPENSATION

     In 2003, compensation for William C. Foote consisted principally of salary of $895,000; an annual incentive plan payment of $458,599 and a Key Employee Retention Plan payment of $1,297,752.

Base Salary

     Mr. Foote's 2003 annual base salary of $895,000 was established by the committee in February, 2001. In determining his base salary at that time, the committee considered the base salaries of chief executive officers of comparably sized industrial companies. In addition, the committee considered the Corporation's operating performance and Mr. Foote's tenure and individual performance as Chief Executive Officer, including execution of the Corporation's principal executive assignments and leadership in development of strategic and financial plans and legal affairs.

Annual Management Incentive Plan

     Mr. Foote's 2003 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined factors described earlier in this report. Mr. Foote's 2003 annual incentive opportunity was expressed as 70%, or $626,500 of the annualized salary for his position as discussed above. The corporate goal achievement for 2003 resulted in an award of $458,599 to Mr. Foote.

Long-Term Compensation

     Mr. Foote did not receive any long-term compensation in 2003 other than the payments under the Key Employee Retention Plan described below.

Key Employee Retention Plan

     An objective of the Corporation's compensation strategy is to maintain and enhance enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. In line with this objective, Mr. Foote's long-term compensation for 2003 and the first half of 2004 will consist of Key Employee Retention Plan payments. The payments for 2003 were $1,297,752.

     The committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation. The committee intends to continue the policy of linking a portion of executive compensation to corporate performance and will monitor the effectiveness of the program and institute changes as it deems appropriate to promote policy goals.

     This report is submitted by the members of the Compensation and Organization Committee:

     David W. Fox, Chair
     W. Douglas Ford
     Valerie B. Jarrett
     John B. Schwemm
     Judith A. Sprieser

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors has:

     - Reviewed and discussed the audited financial statements with management;

     - Discussed with Deloitte & Touche LLP, the Corporation's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

     - Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

     - In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

     This report is submitted by the members of the Audit Committee:

     Judith A. Sprieser, Chair
     Robert L. Barnett
     Keith A. Brown
     Lawrence M. Crutcher
     Marvin E. Lesser
     John B. Schwemm

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The following is a summary of the fees billed to USG Corporation by Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2003 and 2002:

FEE CATEGORY (THOUSANDS)                                         2003     2002(A)
---------------------------------------------------------------------------------
Audit Fees                                                      $1,064    $  904
Audit-Related Fees                                                  89       381
Tax Fees                                                         1,020       276
All Other Fees                                                      52       250
                                                                ------    ------
Total Fees                                                       2,225     1,811
=================================================================================

---------------
(a) Fees for 2002 represent the period of May 7, 2002, through December 31, 2002, the period during which Deloitte & Touche LLP was engaged to serve as USG Corporation's independent public accountants. Deloitte & Touche LLP did not provide services to USG Corporation in 2002 prior to May 7, 2002.

     Audit Fees: Consists of fees billed for professional services rendered for the audit of USG Corporation's consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

     Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of USG Corporation's consolidated financial statements and are not reported under "Audit Fees." In 2003, these services include consultations concerning financial accounting and reporting standards, bankruptcy-related services and Sarbanes-Oxley Act, Section 404 advisory services. In 2002, these services include consultations concerning financial accounting and reporting standards, bankruptcy-related services and due diligence.

     Tax Fees: Consists of fees billed for professional services related to tax compliance and other tax services. Fees for tax compliance services, which included assistance regarding federal, state, international and real estate tax compliance, amounted to $279,000 in 2003. Fees for other tax services, which included tax audit support, international tax planning, preparation of expatriate tax returns for employees on international job assignments and real estate tax appeals, amounted to $741,000 in 2003.

     All Other Fees: Consists of fees for services other than those reported above. These services include consultations in connection with employee benefit plan design and other miscellaneous services.

     Note: The Audit Committee's policy for approval of audit and non-audit services to be performed by the Corporation's independent public accountants is attached to this Proxy Statement as Annex B.

                               CHANGE IN AUDITORS

     The Audit Committee annually selects the independent public accountants. On May 7, 2002, the Audit Committee dismissed Arthur Andersen LLP ("Andersen") as the Corporation's independent public accountants and engaged Deloitte & Touche LLP to serve as the independent public accountants for the year ending December 31, 2002.

     Andersen's reports on the Corporation's consolidated financial statements for each of the two fiscal years ending December 31, 2001, did not contain adverse opinions or disclaimer of opinions, nor were they qualified or modified as to audit scope or accounting principles. Andersen's report did contain a qualification as to the Corporation's ability to continue as a going concern subsequent to its filing for chapter 11 bankruptcy protection on June 25, 2001. In connection with its audits for the Corporation's two fiscal years ending December 31, 2001, and during the subsequent interim period through May 7, 2002, there were no disagreements between the Corporation and Andersen on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its report on the Corporation's consolidated financial statements for such years or period. During the Corporation's two fiscal years ending December 31, 2001, and through May 7, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Andersen furnished the Corporation with a letter addressed to the Securities and Exchange Commission confirming that it agreed with the above statements made by the Corporation. A copy of the letter, dated May 13, 2002, was filed as Exhibit 16.1 to the Corporation's report on Form 8-K, filed with the Securities and Exchange Commission on May 17, 2002.

                               PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on the Corporation's Common Stock with the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group"), in each case assuming an initial investment of $100 and full dividend investment, for the five-year period ended December 31, 2003.
[PERFORMANCE GRAPH]

                                                     USG CORPORATION                 S&P 500            BUILDING MATERIALS GROUP
                                                     ---------------                 -------            ------------------------
1998                                                       100                         100                         100
1999                                                        93                         121                          94
2000                                                        46                         110                          82
2001                                                        12                          97                          89
2002                                                        17                          76                          78
2003                                                       134                          97                         106

------------------------------------------------------------------------------------------------------------------------
                          Dec. 31, 1998   Dec. 31, 1999   Dec. 31, 2000   Dec. 31, 2001   Dec. 31, 2002   Dec. 31, 2003
------------------------------------------------------------------------------------------------------------------------
 USG Corporation              $100            $ 93            $ 46             $12             $17            $134
 S&P 500                       100             121             110              97              76              97
 Building Materials
   Group                       100              94              82              89              78             106

All amounts rounded to nearest dollar.

     The Building Materials Group comprises the following 18 publicly traded companies in the building materials industry for all periods reflected in the performance graph: Ameron International, Inc., Apogee Enterprises, Inc., Armstrong Holdings, Inc., Butler Manufacturing Co., Crane Co., Elkcorp, Fluor Corp., International Aluminum Corp., Jannock, Ltd., Johns-Manville Corporation (a subsidiary of Berkshire Hathaway since 2001), Justin Industries, Masco Corp., Morgan Products, Ltd., Owens Corning, Perini Corp., PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc. (merged into Weyerhaeuser Company in 2000).

     Morrison Knudsen Corporation and Bird Corporation, previously included in the Corporation's peer group of companies, have been omitted because at least five years has lapsed since their acquisition by a third party.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP, headquartered in Wilton, Connecticut, began examining the financial statements of the Corporation in 2002. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Deloitte & Touche LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 2004, and to perform other related accounting services.

     RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent public accountants of the Corporation for the current year ending December 31, 2004, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Deloitte & Touche LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, or has any connection with the Corporation in any capacity other than that of public accountants. A member of Deloitte & Touche LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Georgeson Shareholder Communications Corporation, a subsidiary of Computershare Ltd., to assist in this solicitation at a fee of $9,500, plus reimbursement of normal expenses. The Corporation also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding the Corporation's proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

     The Board does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the Corporation's proxy statement relating to the next annual meeting in May 2005 must be received by the Corporation no later than December 2, 2004. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Corporation's by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation's regularly scheduled annual meeting of stockholders to be held in 2005, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than February 11, 2005, nor later than

March 14, 2005, and must comply with the procedures outlined in the Corporation's by-laws, which may be found on the Corporation's website www.usg.com, or a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678. As described elsewhere in this proxy statement, stockholder recommendations of candidates for nominations as directors for the 2005 stockholders meeting must be received by the Corporation no later than December 2, 2004, must be accompanied by information concerning 2004, and must be accompanied by information concerning, among other things, the individual's business experience and organizations for which the individual serves as a director.

                                           By order of the Board of Directors

                                           /s/ J. E. Schaal
                                           J. E. SCHAAL
                                           Corporate Secretary

Dated: April 1, 2004

                                                                         ANNEX A

                                USG CORPORATION

                                 CHARTER OF THE
                                AUDIT COMMITTEE

CORPORATE AUTHORIZATION AND PURPOSE

     The Audit Committee is one of the six standing committees of the Board of Directors specified under Article IV, Section 1 of the Corporation's by-laws. The by-laws provide that such Committee shall have ongoing responsibilities to assist the Board of Directors in monitoring the integrity of the financial statements of the Corporation, the Corporation's compliance with financial reporting and related legal and statutory requirements and the independence and performance of the Corporation's internal and external auditors. The Audit Committee additionally shall select and employ on behalf of the Corporation, subject to ratification by the stockholders, and approve the fees of, a firm of certified public accountants whose duty shall be to audit the books and accounts of the Corporation and its subsidiaries and affiliates for the fiscal year for which it is appointed, and which firm shall ultimately be accountable to the Committee and the Board of Directors. Such Committee shall also retain special legal, accounting or other consultants to advise it as it shall determine, and may request any officer or employee of the Corporation or its outside counsel or independent auditor to meet with it, individually or jointly, or any of its consultants. The Committee periodically shall report and make appropriate recommendations to the Board of Directors.

ORGANIZATION

     The Audit Committee of the Corporation shall have at least three members comprised solely of independent directors (as defined in the applicable rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange
(NYSE).) The members of the Audit Committee shall also satisfy any financial literacy requirements of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment, and at least one member (who may also serve as an "audit committee financial expert") must have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment. The members of the Audit Committee shall be appointed, and all vacancies in the Committee shall be filled, by the Board upon the recommendation of the Chairman of the Board and the Governance Committee. A Chair shall be designated by the Board from among the members of the Committee. Members shall serve at the pleasure of the Board for such term or terms as the Board shall determine. It shall be the goal of the Corporation that at least one member of the Audit Committee shall in the judgment of the Board of Directors be an "audit committee financial expert" in accordance with the rules and regulations of the SEC.

     The Audit Committee shall meet at least four times each year, or more frequently as circumstances dictate. To foster open communication, the Audit Committee shall meet regularly with management and the internal audit staff and the independent auditors in separate sessions. Meetings may be held in person or by telephone. Each Committee member shall participate in the annual evaluation of the Committee's performance.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee may, in its sole discretion and at the Corporation's expense, retain independent legal, accounting or other consultants or experts it deems necessary in the performance of its duties and without having to seek the approval of the Board.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct general investigations, or to assure compliance with laws and regulations and the Corporation's compliance policies.

RESPONSIBILITIES AND DUTIES

     As its responsibilities and duties, the Audit Committee shall:

Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board for approval and have the document published in accordance with regulations promulgated by the SEC and NYSE.

     2. Review the Corporation's annual audited financial statements and quarterly financial statements prior to filing with the SEC or distribution to stockholders and the public. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on review and discussions, make a recommendation to the Board whether the Corporation's annual financial statements should be filed with the SEC. Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards (SAS) 61.

     3. Discuss earnings press releases generally, including the use of "pro forma" or "adjusted" non-GAAP presentations, as well as financial information and earnings guidance provided to analysts and ratings agencies. (Note: the responsibility to review the Corporation's relationships with ratings agencies falls within the purview of the Corporation's Finance Committee.)

Independent Auditors

     1. Directly appoint and retain the independent auditors subject to stockholder ratification, and approve all audit plans, engagement fees and terms and pre-approve all permissible non-audit engagements with the independent auditors (including providing comfort letters in connection with securities underwritings). Evaluate the performance of the independent auditors and, if so determined by the Committee, replace the independent auditors. Assure the rotation of members of the audit team as required by law. The Audit Committee may consult with management but shall not delegate these responsibilities.

     2. On an annual basis, require the independent auditors to summarize audit and non-audit services fees and submit a formal written statement disclosing all relationships between the independent auditors and the Corporation in accordance with then current independence rules. Review and discuss with the independent auditors all significant relationships they have with the Corporation that could impair the auditors' independence.

     3. Review the independent auditors' audit plan. Discuss scope, staffing, locations, reliance upon management and general audit approach. Review with the independent auditors any problems or difficulties the auditors may have encountered in the conduct of the audit and resolve any disagreements between the auditors and management regarding financial reporting.

     4. Establish objective policies for the Corporation's hiring of employees or former employees of the Corporation's independent auditors with due regard for the continuing independence of such auditors.

     5. Obtain and review a report by the independent auditors describing the auditors' internal quality-control procedures and all material issues raised by the most recent internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and all steps to deal with such issues.

Financial Reporting Process

     1. Prior to filing the annual 10-K, discuss the results of the audit with the independent auditors. Discuss matters required to be communicated to Audit Committees in accordance with SAS No. 61, including such things as management judgments and accounting estimates, significant audit adjustments, disagreements with management and difficulties encountered in performing the audit.

     2. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements. Inquire as to the independent auditors' views about whether management's choices of accounting principles are appropriate from the perspective of income, asset and liability recognition, and whether those principles are common practices or minority practices.

     3. In consultation with management and the independent auditors, consider the integrity of the Corporation's financial reporting processes and controls, both external and internal. Discuss significant financial reporting risk exposures and the steps management has taken to monitor, control and report such exposures, including the Corporation's risk assessment and risk management policies. Review significant findings prepared by the independent auditors together with management's responses, including the status of previous recommendations.

     4. Review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles; (b) the accounting treatment accorded significant transactions; (c) any significant accounting issues, including any second opinions sought by management on accounting issues; (d) the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods, regulatory and accounting initiatives, and off-balance sheet structures on the financial statements of the Corporation; and (e) the Corporation's use of reserves and accruals, as reported by management and the independent auditors.

Internal Controls and Legal Compliance

     1. Review the internal audit plan, changes in plan, activities, organizational structure, budget, staffing and qualifications of the internal audit group, as needed. Review significant matters reported by the internal audit department, together with management's response and follow-up to these reports.

     2. Evaluate whether management has established the appropriate culture by communicating the importance of internal controls and is ensuring that all individuals possess an understanding of their roles and responsibilities.

     3. Consider and review with management, the internal audit department and the independent auditors the effectiveness or weakness of the Corporation's internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

     4. Review the coordination between the independent auditors and internal auditors; the risk assessment processes, scopes and procedures of the Corporation's internal audit plan; whether such risk assessment processes, scopes and procedures are adequate to attain the objectives determined by the Corporation's management and approved by the Committee; and the composition of the Corporation's internal audit staff.

     5. Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls and auditing matters and (b) the confidential, anonymous submission by Corporation employees of concerns with questionable accounting or auditing matters.

     6. Obtain from the independent auditors assurance that there have been no audit discoveries requiring responses under Section 10A Audit Requirements of the Securities Exchange Act of 1934.

     7. Request and receive reports on the design and implementation of internal controls. Discuss significant changes in internal controls and address any known weaknesses.

Miscellaneous

     1. Annually prepare and cause to be filed in the Corporation's annual proxy statement a report to stockholders as required by the SEC.

     2. The Audit Committee may perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Audit Committee deems appropriate or necessary.

     3. The Audit Committee may, in its discretion, delegate specific responsibilities and duties to any subcommittee it shall name or to its Chair.

                                                                         ANNEX B

                                USG CORPORATION

                      AUDIT COMMITTEE PRE-APPROVAL POLICY

     The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the "Corporation").

STATEMENT OF PRINCIPLES

     In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

     When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee, or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the "SEC") regulation, or any other applicable law or regulation.

AUDIT SERVICES

     At its March meeting, the Audit Committee will review and approve the independent auditors' plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation's structure or other matters.

     Audit services include the annual audits of the Corporation's internal controls and consolidated financial statements and quarterly reviews of the Corporation's consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation's subsidiaries as required by local country laws.

     Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

     The Audit Committee supports the Corporation's efforts to transition to service providers other than the Corporation's independent auditors except where that is not reasonably advisable. In cases where management believes that the Corporation's independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC's rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation's policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

     The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

     Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

     To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

     Non-audit services include the following:

     Audit-Related Services -- These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute, and consultations concerning financial accounting and reporting matters not related to the current-year audit.

     Tax Services -- Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

     Other Services -- The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

     Non-audit service categories that are prohibited under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X are identified below and further defined in the regulations:

     1. Bookkeeping or Other Services Related to the Corporation's Accounting Records or Financial Statements

     2. Financial Information Systems Design and Implementation

     3. Appraisal or Valuation Services, Fairness Opinion or
        Contribution-in-Kind Reports

     4. Actuarial Services

     5. Internal Audit Outsourcing Services

     6. Managerial Functions

     7. Human Resources

     8. Broker-Dealer, Investment Advisor or Investment Banking Services

     9. Legal Services

    10. Expert Services

     The foregoing list is subject to the SEC's rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

                                                                         ANNEX C

                         EMPLOYEE COMPLAINT PROCEDURES
                      FOR ACCOUNTING AND AUDITING MATTERS

     Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

     In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

RECEIPT OF EMPLOYEE COMPLAINTS

     - Employees with concerns regarding Accounting Matters may report their concerns to the Questionable Practices Committee (Director, Internal Audit as Chair) of the Company.

     - Employees may forward complaints on a "confidential" or "anonymous" basis to the Questionable Practices Committee (Director, Internal Audit as Chair) through a telephone hotline, internet website or regular mail:

                            www.MySafeWorkplace.com

           U.S./Canada: Dial (800) 461-9330
           International: Call Collect (720) 514-4400

       Mailing address: USG Corporation Complaints
                      c/o Business Controls Inc.
                      15000 W. 6th Avenue
                      Suite 150
                      Golden, Colorado 80401

SCOPE OF MATTERS COVERED BY THESE PROCEDURES

     - These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

         C fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

         C fraud or deliberate error in the recording and maintaining of financial records of the Company;

         C deficiencies in or noncompliance with the Company's internal accounting controls;

         C misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

         C deviation from full and fair reporting of the Company's financial condition.

TREATMENT OF COMPLAINTS

     - Upon receipt of a complaint, the Questionable Practices Committee (Director, Internal Audit as Chair) will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender. The Audit Committee Chair will be immediately notified of any significant investigation (i.e., where an estimated loss of more than $1 million is involved) or if senior executive management or any member of the Questionable Practices Committee or any direct supervisor of a member of such Committee is the subject of a complaint.

     - Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Questionable Practices Committee (Director, Internal Audit as Chair) or such other persons as the Audit Committee determines to be appropriate. The Audit Committee will handle directly any complaints against senior executive management and members of the Questionable Practices Committee or their direct supervisors. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

     - Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

     - The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

     - The Director, Internal Audit will maintain, or cause to be maintained, a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.

[USG LOGO]






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                                     [BAR CODE]

                                    [] Mark this box with an X if you have
                                       made changes to your name or address
                                       details above.

--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USG CORPORATION FOR ITS ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 2004

The undersigned hereby appoints William C. Foote and J. Eric Schaal and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation, third floor Business Library, 125 South Franklin Street, Chicago, Illinois on May 12, 2004, and any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE! EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

(Continued and to be signed on reverse side.)

[]     5 U P X          H H H        P P P P           003290              +
--------------------------------------------------------------------------------

INTERNET AND TELEPHONE VOTING INSTRUCTIONS

YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.


[GRAPHIC] TO VOTE USING THE TELEPHONE (within U.S. and Canada)                     [GRAPHIC] TO VOTE USING THE INTERNET


        - Call toll free 1-877-233-3084 in the United States or                           - Go to the following web site:
          Canada any time on a touch tone telephone.  There is NO                           WWW.COMPUTERSHARE.COM/US/PROXY
          CHARGE to you for the call.


        - Follow the simple instructions provided by the recorded message.                - Enter the information requested on your
                                                                                            computer screen and follow the
                                                                                            simple instructions.











                         C0123456789                              12345



IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD. PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 1:00 A.M., CENTRAL TIME, ON MAY 12, 2004. THANK YOU FOR VOTING.

                      C 1234567890     J N T               [BAR CODE]        +
-------------------------------------------------------------------------------
PROXY - USG CORPORATION
-------------------------------------------------------------------------------

A. ELECTION OF DIRECTORS      PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND
                              TELEPHONE VOTING INSTRUCTIONS.

1. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
                                  FOR   WITHHOLD

01 - Lawrence M. Crutcher         / /     / /

02 - William C. Foote             / /     / /

03 - Judith A. Sprieser           / /     / /


B. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

                                                       FOR AGAINST ABSTAIN

2.   Ratification of the appointment                   / /   / /     / /
     of Deloitte & Touche LLP as independent
     public accountants for the year ending
     December 31, 2004.



C. I PLAN TO ATTEND THE ANNUAL MEETING.                        / /


D. AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.
 Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.



Signature 1 - Please keep signature within the box     Signature 2 - Please keep signature within the box    Date (mm/dd/yyyy)
__________________________________________________     __________________________________________________    _________________

                                                                                                                /       /
__________________________________________________     __________________________________________________    _________________


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



[USG LOGO]                            MEETING OF STOCKHOLDERS
                                      OF USG CORPORATION
                                      MAY 12, 2004, 9:00 A.M.
                                      THIRD FLOOR BUSINESS LIBRARY
                                      125 SOUTH FRANKLIN STREET
                                      CHICAGO, ILLINOIS

ADMISSION TICKET

YOU MUST PRESENT THIS TICKET (BOTTOM PORTION ONLY) TO A USG REPRESENTATIVE TO BE ADMITTED TO THE USG CORPORATION ANNUAL MEETING.


MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1                                              C 1234567890 J N T
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